Exhibit 99.1

   York International Announces Second Quarter Results and Comments
                         on Business Outlook;
                       Results Exceed Guidance

    YORK, Pa.--(BUSINESS WIRE)--July 21, 2005--YORK International Corporation (NYSE:YRK) today reported an increase in net income to $45.9 million, or $1.08 per diluted share, for the second quarter of 2005 as compared to $38.7 million, or $0.92 per diluted share, for the second quarter of 2004.
    C. David Myers, President and Chief Executive Officer, said, "We delivered solid results and exceeded our guidance. Our results reflect improvement in execution and strong performance in key markets."
    Net sales increased 6.4% from the second quarter of 2004 to $1.3 billion. Americas and Asia delivered double-digit increases; EMEA and UPG delivered better-than-market increases and Bristol sales declined substantially from the second quarter of 2004. Income from operations improved 47.8% to $72.0 million as compared to $48.7 million in 2004. Included in the 2004 results was a charge of $20.0 million to cost of goods sold related to the UPG furnace remediation program. Americas, EMEA and UPG benefited from price increases and strength in service and parts, which offset increases in material costs, weakness in European markets and pricing pressure in Asia. Included in the second quarter results is $0.7 million of restructuring costs primarily associated with changes in the EMEA organization.
    Effective April 1, 2005, the Company early adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" (SFAS123R). As a result, an expense was recorded in the second quarter of $1.5 million related to stock options and the employee stock purchase plan. The impact for the full year is $4.5 million.
    Net interest expense in the second quarter of 2005 increased to $12.1 million as compared to $10.1 million in the second quarter of 2004 as a result of higher average borrowing rates and higher debt levels. The income tax rate was 27.4% in the second quarter of 2005 and the projected operating tax rate for the full year is 28%.

    BUSINESS UNIT REVIEW

    GLOBAL APPLIED

    Sales for the Global Applied business grew 11.0% from the second quarter of 2004 to $979.7 million. Sales in the Americas were up 19.4% due to strong service growth, equipment volume growth and price increases across the region. Sales increased 6.8% in EMEA driven by strong growth in the Middle East, partially offset by lower equipment sales in Europe. Asia sales increased 13.9% primarily driven by service and parts growth throughout the region and equipment volume outside of China.
    Income from operations in the second quarter was $65.4 million compared to $60.0 million in the prior year. Volume leverage, productivity gains and pricing realization in certain markets offset higher material costs globally and pricing pressure in Asia.
    The Global Applied backlog at the end of the quarter increased 4.6% from the prior year to $1.2 billion.

    UNITARY PRODUCTS

    UPG delivered record sales of $270.1 million, an increase of 4.6% over the second quarter of 2004, reflecting market share gains and price increases.
    Income from operations in the second quarter was $31.6 million as compared to $30.2 million in the second quarter of 2004. Price increases and lower selling expenses offset material and freight cost increases.

    BRISTOL

    Bristol's sales for the second quarter were $108.4 million compared to $139.0 million in the second quarter of 2004, primarily due to lower shipments to international customers.
    Bristol's income from operations for the second quarter of 2005 was $4.0 million as compared to $4.2 million in the second quarter of 2004. Price increases, productivity improvements and lower selling, general and administrative expenses were offset by material cost increases and lower volume.

    CORPORATE, ELIMINATIONS AND OTHER

    Corporate, eliminations and other expenses were $29.0 million as compared to $45.7 million in the second quarter of 2004, which included a $20 million charge related to the UPG furnace remediation program. Excluding this charge from 2004, increases attributable to the LIFO impact resulting from escalating material costs, a higher level of inter-company profit eliminations and the expense associated with the adoption of SFAS123R were partially offset by lower corporate spending.

    OUTLOOK

    Mr. Myers said, "For the remainder of 2005, global markets are the largest factor impacting projections. Macroeconomic conditions in Europe have not improved. We expect strong growth in the Middle East and Asia; however, we have experienced further pricing pressure in China. We expect modest growth in the North American unitary industry. Within the Americas, the industrial refrigeration market is strong, the air conditioning middle market is showing growth and the domestic large tonnage market is flat."
    Mr. Myers continued, "Price realization remains our main priority. We have met targeted price levels in the first half of the year and are confident that we will achieve our goal to offset the material cost increases for the full year."
    "Our earnings estimate for the third quarter is in the range of $0.80 to $0.90 per share, which reflects improvement in the operations of our business. For the full year, we are confident we will continue to deliver improvement in our businesses and are maintaining our full year outlook from operations. We communicated in our original 2005 guidance that there would be an impact from the adoption of SFAS123R, but the amount had not been determined. We are incorporating the full year incremental impact of early adoption of SFAS123R of $4.5 million pre-tax, or $0.08 per share, into our projections, resulting in earnings guidance at the low end of a range of $2.52 to $2.82 per share for the full year of 2005."

    CONFERENCE CALL AND WEBCAST INFORMATION

    YORK International will conduct a conference call to discuss second quarter performance and business outlook on Thursday, July 21, 2005, at 9:00 a.m. ET. The conference call will be available through a web broadcast on YORK International's web site at www.york.com.
    If you are unable to connect to the company's web site you may listen via telephone. Please call 1-973-935-2401 (code not required) five minutes prior to the scheduled start time.
    There will be a replay of the conference call beginning Thursday, July 21, 2005, at 11:00 a.m., continuing through until Monday, July 25, 2005, at 11:00 p.m. You may call 1-877-519-4471, code #6252667.

    CAUTIONARY STATEMENTS

    This release includes "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Factors that could affect results include estimates used in determining the expected cost of the furnace remediation program, rising material costs, economic and political environments, climatic conditions, work stoppages, litigation, product liability, currency, and regulatory and competitive pressures. Additional information regarding these risk factors and uncertainties is detailed in YORK's SEC filings.

    ABOUT YORK

    YORK International Corporation is a global provider of heating, ventilating, air conditioning and refrigeration (HVAC&R) products and services. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The company's products are sold in more than 125 countries and YORK has approximately 24,000 employees worldwide.


            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

     Condensed Consolidated Statements of Operations (unaudited)

                      Three Months Ended       Six Months Ended
                           June 30,                June 30,
(in thousands,         2005        2004         2005        2004
 except per share
 data)
                   ------------ ----------- ------------ -------------

Net sales          $ 1,299,486  $1,221,708  $ 2,333,291  $ 2,161,075

Cost of goods sold  (1,035,632)   (996,033)  (1,886,309)  (1,764,344)
                   ------------ ----------- ------------ -------------

  Gross profit         263,854     225,675      446,982      396,731

Selling, general,
 and adminis-
 trative expenses     (191,157)   (176,975)    (375,875)    (342,828)

Restructuring and
 other charges,
 net                      (703)         --       (1,926)          --
                   ------------ ----------- ------------ -------------

  Income from
   operations           71,994      48,700       69,181       53,903

Interest expense,
 net                   (12,052)    (10,072)     (23,530)     (20,933)

Equity in earnings
 of affiliates           3,315       4,227        4,598        4,719
                   ------------ ----------- ------------ -------------

  Income before
   income taxes         63,257      42,855       50,249       37,689

Provision for
 income taxes          (17,351)     (4,131)     (13,570)      (2,840)
                   ------------ ----------- ------------ -------------

  Net income       $    45,906  $   38,724  $    36,679  $    34,849
                   ============ =========== ============ =============

Diluted earnings
 per share         $      1.08  $     0.92  $      0.87  $      0.83
                   ============ =========== ============ =============

Cash dividends per
 share             $      0.20  $     0.20  $      0.40  $      0.40
                   ============ =========== ============ =============

Diluted weighted
 average common
 shares and common
 equivalents
 outstanding            42,350      42,270       42,216       42,050


            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

          Condensed Consolidated Balance Sheets (unaudited)

                                               June 30,   December 31,
(in thousands)                                  2005         2004
                                             ----------- -------------

ASSETS

Current assets:
  Cash and cash equivalents                  $   57,494  $     42,881
  Receivables, net                              872,596       804,141
  Inventories                                   667,740       615,131
  Prepayments and other current assets          145,621       144,489
                                             ----------- -------------

    Total current assets                      1,743,451     1,606,642

Deferred income taxes                           146,077       152,259
Investments in affiliates                        36,311        35,725
Property, plant, and equipment, net             526,120       556,629
Goodwill                                        527,156       542,851
Intangibles, net                                 34,930        39,357
Deferred charges and other assets                76,878        76,952
                                             ----------- -------------

  Total assets                               $3,090,923  $  3,010,415
                                             =========== =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable and current portion of
   long-term debt                            $   29,086  $     19,539
  Accounts payable and accrued expenses       1,130,535     1,144,464
  Income taxes                                   45,825        40,829
                                             ----------- -------------

    Total current liabilities                 1,205,446     1,204,832

Long-term warranties                             45,929        49,379
Long-term debt                                  654,294       545,468
Postretirement and postemployment benefits      219,653       226,213
Other long-term liabilities                      91,174       105,660
                                             ----------- -------------

    Total liabilities                         2,216,496     2,131,552

Stockholders' equity                            874,427       878,863
                                             ----------- -------------

    Total liabilities and stockholders'
     equity                                  $3,090,923  $  3,010,415
                                             =========== =============


            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

     Supplemental Statement of Operations and Segment Information
                              (unaudited)

                      Three Months Ended         Six Months Ended
                           June 30,                  June 30,
(in thousands,       2005         2004         2005         2004
 except per share
 data)
                  -----------  -----------  -----------  -----------

Revenue:
-----------------
Global Applied:
  Americas        $  470,787   $  394,424   $  855,785   $  727,223
  EMEA               410,569      384,403      728,865      682,824
  Asia               186,286      163,485      318,357      266,269
  Intragroup
   sales             (87,945)     (59,470)    (149,674)    (104,461)
                  -----------  -----------  -----------  -----------
                     979,697      882,842    1,753,333    1,571,855
Unitary Products
 Group               270,107      258,115      480,211      438,506
Bristol
 Compressors         108,355      138,965      209,510      252,443
Eliminations         (58,673)     (58,214)    (109,763)    (101,729)
                  -----------  -----------  -----------  -----------
  Total           $1,299,486   $1,221,708   $2,333,291   $2,161,075
                  ===========  ===========  ===========  ===========

Income from
 Operations:
-----------------
Global Applied:
  Americas        $   28,137   $   23,313   $   31,078   $   24,999
  EMEA                19,931       14,600       10,634       14,591
  Asia                17,304       22,082       26,714       31,656
                  -----------  -----------  -----------  -----------
                      65,372       59,995       68,426       71,246
Unitary Products
 Group                31,587       30,191       44,448       42,217
Bristol
 Compressors           4,048        4,242       12,218        8,320
Corporate,
 eliminations and
 other               (29,013)A    (45,728)B    (55,911)A    (67,880)B
                  -----------  -----------  -----------  -----------
  Total               71,994       48,700       69,181       53,903

Interest expense,
 net                 (12,052)     (10,072)     (23,530)     (20,933)

Equity in
 earnings of
 affiliates            3,315        4,227        4,598        4,719
                  -----------  -----------  -----------  -----------

Income before
 income taxes         63,257       42,855       50,249       37,689

Provision for
 income taxes        (17,351)      (4,131)     (13,570)      (2,840)
                  -----------  -----------  -----------  -----------

Net income        $   45,906   $   38,724   $   36,679   $   34,849
                  ===========  ===========  ===========  ===========

Diluted earnings
 per share:
  Net income      $     1.08   $     0.92   $     0.87   $     0.83
                  ===========  ===========  ===========  ===========

Weighted average
 diluted shares       42,350       42,270       42,216       42,050

A -- Includes $1.5 million of stock option and employee stock purchase plan expense related to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based
     Payment"
B -- Includes a charge of $20,000 to record the estimated liability associated with the UPG furnace remediation program

    CONTACT: YORK International Corporation
             Helen Marsteller, 717-771-7451